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                                                                   EXHIBIT 8.01



                  [SHAW PITTMAN POTTS & TROWBRIDGE LETTERHEAD]



                                  May 29, 1998



Crescent Real Estate Equities Limited Partnership
777 Main Street
Suite 2100
Fort Worth, Texas 76102


Ladies and Gentlemen:

     On December 15, 1997, Crescent Real Estate Equities Limited Partnership (the "Operating Partnership") filed a Registration Statement on Form S-4, No. 333-42293(the "Registration Statement"), with the Securities and Exchange Commission. In connection with Amendment No. 5 to the Registration Statement filed on or about May 29, 1998, you have asked us to render an opinion with respect to the material federal income tax consequences of the exchange of the Private Notes for the Exchange Notes pursuant to the Exchange Offer. All capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Registration Statement, as amended through the date hereof.


     We have acted as special tax counsel to the Operating Partnership in connection with the preparation of the Registration Statement. Based on our examination of such documents and questions of law as we have deemed necessary or appropriate, it is our opinion that the exchange of the Private Notes by any Holder for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Rather, the Exchange Notes received by any Holder will be treated as a continuation of the Private Notes in the hands of such Holder. As a result, there will be no federal income tax consequences to Holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes will be the same as the federal income tax consequences of holding and disposing of the Private Notes. Accordingly, a Holder's adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Private Notes exchanged therefor and its holding period for the Private Notes will be included in its holding period for the Exchange Notes. Thus, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Private Notes. In addition, the Holders, among other things, must continue to include original issue discount in income as if the exchange had not occurred. There will be no federal income tax consequences of the Exchange Offer to the Operating Partnership.


     The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, and the reported interpretations thereof by the Internal Revenue Service ("IRS") and by the courts in effect as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our opinions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be asserted successfully by the IRS.

     The foregoing opinions are limited to specific matters covered thereby and should be interpreted to imply that the undersigned has offered its opinion on any other matter. These opinions are furnished to you solely for use in connection with the Registration Statement.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption "U.S. Federal Income Tax Consequences" in the Prospectus.

                                           Very truly yours,

                                           /s/ SHAW PITTMAN POTTS & TROWBRIDGE

                                           SHAW PITTMAN POTTS & TROWBRIDGE